Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 2-77590, 2-95258, 033-00661, 33-51257, 033-63859, 333-09851, 333-48423, 333-54560, 333-105527 and 333-130382 on Form S-8 of our reports on the financial statements and financial statement schedule of Liz Claiborne, Inc. and subsidiaries (“the Company”) dated March 1, 2006, which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” as revised, effective July 3, 2005, and our report dated March 1, 2006, relating to management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Liz Claiborne, Inc. and subsidiaries for the fiscal year ended December 31, 2005.

/s/ Deloitte & Touche LLP

New York, New York

March 1, 2006